Exhibit 10.1

CYTOSORBENTS CORPORATION

Amendment No.1 to 2006 Long-Term Incentive Plan

October 20, 2014

RECITALS

A. In 2006, the Board of Directors (the “Board”) of CytoSorbents Corporation, a Nevada corporation (the “Company”), adopted the Company’s 2006 Long-Term Incentive Plan (the “Plan”).

B. During administration of the Plan, the Board approved, but did not formally document, certain amendments to the Plan which have otherwise been publicly disclosed (the “Prior Amendments”).

C. On October 20, 2014, the Board approved the formal documentation of the Prior Amendments in this Amendment No. 1 to the Plan.

AMENDMENT

1.            Section ii(j) of the plan is hereby deleted in its entirety and replaced with the following:

““Fair Market Value” means (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market, the closing price per share on the last trading day immediately preceding such date on the principal exchange on which it is traded or as reported by NASDAQ; or (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, but is quoted on the NASDAQ Capital Market, the NASD OTC bulletin board or the National Quotation Bureau pink sheets, (i) the average of the closing bid and asked prices per share for the Common Stock as quoted by the NASD or the National Quotation Bureau, as the case may be, on the last trading day immediately preceding such date, or (ii) by using any other reasonable method as determined by the Administrator or the Board; or (c) if the Common Stock is not then listed on an exchange or the NASDAQ National Market, or quoted by NASD or the National Quotation Bureau, an amount to be determined in good faith by resolution of the Committee (whose determination shall be conclusive), based on the best information available to it.”

2.            The second sentence of Section V(a) of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment in accordance with the provisions of Section X, and Sections V(b) and (c) below, the total number of shares of Common Stock available for grants of Awards shall not exceed 60,000,000.”

3.            Section vi(a) of the plan is hereby deleted in its entirety and replaced with the following:

“Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price equal to the Fair Market Value during a specified time, as the Committee may determine.”

4.            Section ix of the plan is hereby deleted in its entirety and replaced with the following:

“Termination, Modification and Amendments

(a) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present or represented and entitled to vote at a duly held stockholders meeting.

(b) Notwithstanding the provisions of Section IX(a) above, the Board may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable.”

5.           Except as set forth in this amendment, the plan shall be unaffected hereby and shall remain in full force and effect.

In Witness Whereof, the undersigned has caused this Amendment to be executed as of the date first set forth above.

By:	/s/ Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and
Chief Executive Officer

[Signature Page to 2006 Long-Term Incentive Plan Amendment No. 1]